EXHIBIT 10.3

LetterAgreement

PMI VENTURES LTD.
Suite 1760 – 750 West Pender Street
Vancouver, B.C. V6C 2T8
Tel: (604)681-8069 Fax: (604)681-0269

November 22, 2002

BETWEEN:

Goknet Mining Company Limited, of 1 Switchback Lane, P.O. Box MS62, Mile Seven, Achimota, Accra, Ghana (“Goknet”)

OF THE FIRST PART

AND:

PMI Ventures Ltd., of 3492 Marine Drive, Surrey, British Columbia V4A 1G2 (“PMI”)

OF THE SECOND PART

     This letter agreement outlines the basic terms by which Goknet and PMI will enter into an option and joint venture agreement to further develop Goknet’s Ashanti II Project (the “Project”) located in Ghana, West Africa. The Project and project area are as further described in the appended “Technical Evaluation Report on the Asankrangwa Gold Belt of Ghana, West Africa” prepared by E.D. Black Consulting for Goknet and dated 28 October 2002. PMI shall at its sole cost complete whatever due diligence it deems necessary to confirm that Goknet’s various legal titles and agreements are substantially as represented by B.A. Yoyowah & Co. in his due diligence report dated 15 October 2002 (the “Due Diligence Report”), such confirmation to be completed by the close of business on December 21, 2002 (the “Due Diligence Period”). The effective date of this letter agreement will be the date on which PMI receives TSX Venture Exchange acceptance to the terms of this letter agreement and pays to Goknet the sum of CAD$90,000 (the “Effective Date”), which date shall not be later than December 28, 2002. The parties agree that immediately following the Effective Date, they will each negotiate in good faith to expeditiously settle and enter into a definitive agreement (the “Agreement”) to supercede and replace this letter agreement and that will encompass the terms, conditions and intent herein.

1.1	Goknet hereby represents and warrants to PMI that:

(a)
it is a corporation duly incorporated and organized and validly existing under the laws of its incorporating jurisdiction and has full corporate power, authority and capacity to enter into this letter agreement and to carry out its obligations under this letter agreement;

(b)
it has been duly authorized to enter into, and to carry out its obligations under this agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in its articles or by-laws or any other agreement or binding commitment;

	(c)	it has duly executed and delivered this agreement, which binds it in accordance with its terms;

(d)
the Due Diligence report by B.A. Yoyowah & Co., dated 15 October 2002, and which gives an opinion on the legal status of the major agreements and Licenses which currently comprise the Project, has been provided to PMI and that Goknet has no information that in any substantive way detracts from the stated facts of this report.

(e)
it has the exclusive right to earn a 100% interest in the Project, subject to the Underlying Agreements, and dependent on the success of further negotiations with other License holders and the success of the further applications and Governmental approvals required, as currently envisaged by the Project;

(f)
it is not aware of any default in any of the Underlying Agreements, and each of them may be assigned to PMI pursuant to the respective terms of the Underlying Agreements and Licenses and all payments and expenditures required to be made under the Underlying Agreements are current and the Underlying Agreements are to the best of our knowledge in full force and effect.

1.2	PMI hereby represents and warrants to Goknet that:

(a)
it is a corporation duly incorporated and organized and validly existing under the laws of its incorporating jurisdiction and it has full corporate power, authority and capacity to enter into this letter agreement and to carry out its obligations under this letter agreement;

(b)
it has been duly authorized to enter into, and to carry out its obligations under, this letter agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in its articles or by-laws or any other agreement or binding commitment;

	(c)	it will use its best efforts to complete its due diligence as soon as possible and to raise the necessary funding to permit it to exercise the Option described herein; and

	(d)	it has duly executed and delivered this letter agreement, which binds it in accordance with its terms.

1.3	Each party’s representations and warranties set out above will be relied on by the other party in entering into this letter agreement and shall survive the execution and delivery of this letter agreement. Each party shall indemnify and hold harmless to the other party for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the other party at any time as a result of any material misrepresentation or material breach of warranty arising under this letter agreement.

2.
Goknet hereby grants to PMI the sole and exclusive right and option to become the owner of up to an 85% undivided interest in the Project (the “Option”), subject to TSX Venture Exchange acceptance, by:

	(a)	paying to Goknet US$100,000 on the first anniversary of the Effective Date and an additional US$100,000 on the second anniversary of the Effective Date; and

	(b)	issuing and delivering to Goknet:

		(i)	500,000 shares in the capital stock of PMI within two business days of the Effective Date; and

		(ii)	an additional 500,000 shares in the capital stock of PMI on the first anniversary of the Effective Date; and

		(iii)	an additional 750,000 shares in the capital stock of PMI on the second anniversary of the Effective Date; and

		(iv)	an additional 1,250,000 shares in the capital stock of PMI on the third anniversary of the Effective Date; and

	(c)	incurring:

		(g)	US$500,000 in direct expenditures on the Project on or before the first anniversary of the Effective Date; and

		(ii)	a cumulative total of US$1,500,000 in direct expenditures on the Project on or before the second anniversary of the Effective Date; and

		(iii)	a cumulative total of US$3,000,000 in direct expenditures on the Project on or before the third anniversary of the Effective Date.

3.
Goknet hereby acknowledges and agrees that the Option is an option only and nothing in this letter agreement shall be construed as obligating PMI to make any payments, incur any expenditures, do any acts or issue any shares, and any payments made, expenditures incurred, acts done or shares issued by PMI hereunder shall not be construed as obligating PMI to make any further payments, incur any further expenditures, do any further acts or issue any further shares.

4.
At any time after executing this letter agreement PMI may terminate the Option by giving notice in writing to that effect to Goknet and, in the event of such termination, PMI will have no further obligations hereunder except as set out in section 5. If PMI fails to make the cash payments, and incur the expenditures or issue the shares in the amounts and by the dates set out in section 2, Goknet may give notice in writing to PMI requesting that it remedy such failure and if within 30 days of receipt of such notice PMI has not remedied the default then, provided PMI has on that date incurred at least US$1,500,000 in direct expenditures on the Project, paid US$200,000 and issued and delivered at least 1,500,000 shares in its capital stock to Goknet (the

“Minimum Contribution”), PMI will be deemed to have acquired as of that date an undivided interest in the Project which is equivalent to:

PMI Direct expenditures in US$ + # of shares then Issued to Goknet * US$1 per share x 85%
US$6 million

commencing with a 42.5% undivided interest for the Minimum Contribution and to a maximum of an undivided 85% interest in the Project. However, if on that date PMI has not incurred the Minimum Contribution, the Agreement and the Option will terminate and PMI will have no further interest in the Project, the Option, or the Agreement, and no further obligations to Goknet except as set out in section 5. In addition to the foregoing, PMI must give Goknet at least 14 days notice of PMI’s intent to not make any required option or other payment pursuant to any Underlying Agreement or on any license comprising the Project and if Goknet elects by notice in writing to PMI to make any such payment, PMI agrees to forthwith transfer its entire interest therein to Goknet and such portion of the Project will no longer form a part of the Agreement.

5.	In the event of termination of the Option for any reason other than through the exercise thereof, PMI will:

(a)
leave the Project in good standing, free and clear of all liens, charges and encumbrances arising from its operations hereunder, in as safe and orderly condition as it was in on commencement of its activities, and in a condition which is in compliance with all rules and orders of governmental authorities with respect to reclamation and rehabilitation of all disturbances resulting from PMI’s use and occupancy of the Project;

(b)
deliver to Goknet within 90 days of a written request therefore, a report on all work carried out by PMI on the Project (limited to factual matters only) together with copies of all sample location maps, drillhole assay logs, assay results and other technical data compiled by PMI with respect to the Licences; and

(c)
have the right (and, if requested by Goknet within 30 days of the effective date of termination, the obligation) to remove from the Project with 12 months of the effective date of termination, all facilities erected, installed or bought upon the Project by or at the instance of PMI, failing which such facilities will then become the property of Goknet.

6.
During the Option period, PMI, its employees, agents and independent contractors, will, subject to the terms of the Underlying Agreements and Licenses, have the right to enter upon the land which comprises the Project, have exclusive and quiet possession thereof for large scale mining purposes, do such prospecting, exploration or other mining work thereon and thereunder as PMI in its sole discretion may consider advisable, bring and erect upon the Project such facilities as PMI may consider advisable and remove from the Project and sell or otherwise dispose of mineral products, but only for the purpose of testing.

7.
During the Due Diligence Period and after the Effective Date during the Option period, Goknet will not purposely do any act or thing which would adversely affect the rights of PMI hereunder, will make available to PMI and its representatives all records and files in its possession relating to the Project, the Licences and the Underlying Agreements and permit PMI and its representatives at their own expense to take abstracts therefrom and make copies thereof and promptly provide PMI with any and all notices and correspondence from government agencies in respect of the Project and the Licences or from the parties to the Underlying Agreements.

8.	During the Option, PMI will:

(a)
keep the Project free of all liens, charges and encumbrances arising from its operations (except liens for taxes not yet due, other inchoate liens or liens contested in good faith by PMI) and proceed with all diligence to contest or discharge any lien that is filed;

	(b)	subject to section 4, maintain the Underlying Agreements in good standing in accordance with their terms and their respective Licenses;

(c)
permit Goknet, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Project at all reasonable times and to all records and reports, if any, prepared by PMI in connection with the work done on or with respect to the Project, and furnish Goknet with copies of any Monthly, Quarterly or Terminal reports when and as filed with the Minerals Commission with respect to the work carried out by PMI on or with respect to the Project and to include all material results obtained; and

	(d)	conduct all work on or with respect to the Project in a careful and minerlike manner and in compliance with all applicable laws, rules, orders and regulations.

9.
The parties hereto agree to execute such additional documents as may be reasonably requested by PMI to ensure that notice of those rights granted to PMI herein are properly registered with such Ghanaian or other local authorities as may be appropriate. Alternatively, or in addition to the registration cited above, the parties will use their collective best efforts in requesting that the Minerals Commission of Ghana assign the respective license or licenses which comprise the Project, to PMI, Goknet, and the respective underlying vendor if any, as tenants in common, or in such other form of title as PMI may further agree in writing. In either case, any registration of the Agreement, or the assignment of the license or licenses in the manner described herein (whichever applies), shall be subject to the terms of the Agreement and those conditions pursuant to which PMI may earn its interest herein; it being further agreed that PMI shall have the right to suspend and defer paying those amounts in section 2(a) and 2(b)(ii) to (iv) hereof until either of the foregoing objectives are satisfied and PMI deems itself reasonably secure as to its rights and title to the Project area. Within 30 days of the date PMI fully completes the exercise of the Option in accordance with section 2, Goknet will elect by notice in writing to PMI whether it wishes to retain an undivided 15% interest in the Project or to convert such interest to a 4% net smelter returns royalty interest (“NSR”) and in that case Goknet will be responsible to pay any non-governmental NSR royalties pursuant to the Underlying Agreements. PMI will pay to Goknet advance NSR payments of US$100,000 per year commencing on the date the election to convert to an NSR interest is made, deductible against future NSR payments.

10.
Notwithstanding section 9, PMI will be under no obligation to place the Project into commercial production and if the Project is placed into commercial production, PMI, as long as it is the Operator, will have the right at any time to curtail, suspend or terminate such commercial production.

11.

PMI may at any time elect by notice in writing delivered to Goknet to purchase 50% of Goknet’s 4% NSR interest by paying to Goknet according to the following schedule:

          First 1%           US$1,000,000
          First 2%           US$2,000,000

12.
If Goknet elects to retain an undivided 15% interest in the Project pursuant to section 9 or PMI acquires less than an undivided 85% interest in the Project under section 4, the parties hereby agree to form a joint venture (the “Joint Venture”) for the exploration of the Project and each party shall have the right to participate in the Joint Venture according to such party’s undivided interest and corresponding obligation to fund the further exploration of the Project (the “Participating Interest”).

13.
Forthwith after the formation of the Joint Venture a Management Committee, consisting of one representative of each of PMI and Goknet shall be established. Each of the parties shall also nominate an alternate representative to the Management Committee who shall represent it in the absence of the appointed representative. The Management Committee shall be responsible for approving work plans and budgets and for determining the general policies and direction to be adopted by the Operator in the conduct of the operations. Decisions of the Management Committee shall be by majority vote. Each party’s representative shall be entitled to one vote for each 1% Participating Interest held by such party.

14.
PMI shall be the initial Operator and shall have the right to remain Operator so long as it continues to own at least a 50% Participating Interest. The Operator shall have exclusive charge of all operations and shall conduct such operations in accordance with approved work plans and budgets.

15.
Each party must within 30 days of receipt of an approved work plan and budget elect whether to participate in the work plan and fund its required share of the expenditures. Failure to elect within the 30 day time period shall be deemed to be an election not to participate. A party who elects or is deemed to have elected not to participate in a work plan or whose respective Participating Interest has been diluted pursuant to the provisions of section 16 shall be entitled to participate in subsequent work plans and budgets only to the extent of its Participating Interest at any time any subsequent work plans and budgets are approved by the Management Committee.

16.
If any party fails to make its required contribution to expenditures under an approved work plan then the party failing to make the contribution shall have its Participating Interest reduced by a straight line dilution. For the purposes of this dilution calculation the initial actual plus deemed expenditures of each party will be proportional to such party’s undivided interest at the time of formation of the Joint Venture x US$10,000,000. For example, if PMI’s undivided interest is 85% , its initial deemed plus actual expenditures will equal US$8,500,000 and Goknet’s 15% will equal US$1,500,000. At any time a Joint Venture party’s Participating Interest can be calculated by dividing that party’s expenditures and deemed expenditures by the total expenditures and deemed expenditures of both parties and expressing the results as a percentage. Should either party’s Participating Interest be reduced to a percentage equal to or less than 5%, then its Participating Interest will be deemed to have been transferred to the other party and it will be entitled to receive a 4% NSR subject to a 50% buyout by the other party pursuant to the schedule in section 11 and the party will be responsible to pay any non-governmental NSR royalties pursuant to the Underlying Agreements.

17.	The parties agree that this agreement shall be interpreted and governed according to the laws of the Province of British Columbia.

18.
No party shall be liable to the others and no party hereto shall be deemed in default under this agreement for any failure or delay to perform any of its covenants and agreements caused or arising out of any act not within the control of the party, excluding lack of funds but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, acts of the public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities, including environmental protection agencies, unavailability of equipment, interference of environmentalists or native rights pressure groups or other causes whether of the kind enumerated above or otherwise, which is not reasonably within the control of the party. No right of a party shall be affected for failure or delay of the party to meet any condition of this agreement, which failure or delay is caused by one of the events above referred to, and all times provided for in this agreement shall be extended for a period commensurate with the period of the delay, and so far as possible the party affected will take all reasonable steps to remedy the delay caused by the events above referred to provided, however, that nothing contained in this section shall require any party to settle any industrial dispute or to test the constitutionality of any law enacted by any government. Any party relying on the provisions of this section shall forthwith give notice to the other party of the commencement of such event and of its end.

19.	This agreement shall be binding upon the parties hereto and their respective successors and assigns.

20.	This agreement is subject to all necessary regulatory approvals which the parties will diligently seek to obtain.

21.	PMI agrees to appoint D.R. MacQuarrie to its board of Directors as the VP of Exploration, West Africa projects on the Effective Date.

22.
PMI agrees to forthwith make an application to become a “qualifying issuer” as defined by Multilateral Instrument 45-102, such status to be obtained prior to the distribution of shares to Goknet referred to in section 2 hereof.

SIGNED AND ACCEPTED BY:

GOKNET MINING COMPANY LIMITED	PMI VENTURES LTD.

Per: /s/ Douglas R. MacQuarrie	Per: /s/ Arthur T. Fisher
Douglas R. MacQuarrie, Director	Arthur T. Fisher, President